UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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General Dynamics Corporation

(Name of Registrant as Specified in Its Charter)

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Additional Information Regarding Shareholder Proposal (Proposal 5): Lobbying Disclosure

In connection with the shareholder proposal concerning lobbying disclosure contained in the company’s Proxy Statement, filed with the Securities and Exchange Commission on March 18, 2014, General Dynamics Corporation (the “Company”) has decided to no longer make contributions to 501(c)(4) organizations and organizations that function under Section 527 of the Internal Revenue Code.

Consistent with full transparency, the Company is revising a portion of its response to Proposal 5 to report that, in 2012 and 2013, $10,000 and $25,000, respectively, were contributed by the Company to Section 527 organizations. Other than the foregoing, no other aspects of the Company’s response to Proposal 5 are affected.

The Company’s Board of Directors continues to believe that the report requested in Proposal 5 is not necessary and recommends a vote against the proposal. Your vote is important. As a reminder, please see pages 72 through 74 of the Company’s Proxy Statement for information on how to vote your shares.